Press Release

For Immediate Release

Las Vegas Sands Corp. Completes Pre-IPO Financing

Las Vegas, NV (September 8, 2009) —Las Vegas Sands Corp. (NYSE: LVS) said today that it has closed and funded its previously announced $600 million pre-IPO financing transaction. The company said it has the flexibility to utilize the net proceeds from the issuance of the bonds for general corporate purposes.

“Earlier this year, the company developed a series of strategic initiatives designed to enhance our liquidity and strengthen our balance sheet. The closing of this financing, in combination with the other measures we have completed to date, demonstrates that we are successfully executing that plan,” said Las Vegas Sands Corp. Chairman and Chief Executive Officer Sheldon G. Adelson. “The continued execution of our strategic plan and the important opening of our Marina Bay Sands property in Singapore will remain our top priorities in the months to come. The success of these efforts will further enhance our financial strength, position us extremely well for future growth, and enable us to create long-term value for our shareholders.”

The pre-IPO financing transaction closed in accordance with the terms and conditions described in the Form 8-K the company filed today with the U.S. Securities and Exchange Commission.

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About Las Vegas Sands Corp.

Las Vegas Sands Corp. (NYSE: LVS) is the leading international developer of multi-use integrated resorts.

The Las Vegas, Nevada-based company owns and operates The Venetian Resort-Hotel-Casino, The Palazzo Resort-Hotel-Casino, and the Sands Expo and Convention Center in Las Vegas and the Sands Casino Resort Bethlehem™ in Eastern Pennsylvania. The company also owns and operates The Venetian Macao Resort-Hotel and the Sands Macao in the People's Republic of China (PRC) Special Administrative Region of Macau. In addition, LVS owns the Four Seasons Hotel Macao and is also developing the Marina Bay Sands™ integrated resort in Singapore.

LVS is also creating the Cotai Strip®, a master-planned development of resort-casino properties in Macau. At completion, the Cotai Strip will feature approximately 21,000 rooms from world-renowned hotel brands such as St. Regis, Sheraton, Shangri-La, Traders, Hilton, Conrad, Fairmont, Raffles, Holiday Inn, and InterContinental.

For more information, please visit www.lasvegassands.com.

Contacts:

Investment Community:	Daniel Briggs	(702) 414-1221
Media:	Ron Reese	(702) 414-3607

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